Exhibit 8.1

MCKEE NELSON LLP

5 TIMES SQUARE, 35th FLOOR

NEW YORK, NEW YORK  10036

Telephone:  (917) 777-4200

Facsimile:  (917) 777-4299

July 24, 2003

To Each of the Parties Listed on Schedule A

Re:

Provident Funding Mortgage Loan Trust 2003-1

Mortgage Pass-Through Certificates, Series 2003-1

Ladies and Gentlemen:

We have acted as special counsel for Greenwich Capital Acceptance, Inc. (the “Depositor”), a Delaware corporation in connection with the sale and purchase of certain adjustable rate, first lien residential mortgage loans (the “Mortgage Loans”) pursuant to a mortgage loan purchase agreement, dated as of July 1, 2003 (the “Loan Purchase Agreement”), between Provident Funding Associates, L.P. (“PFA” or the “Seller”) as seller and the Depositor, as purchaser, and the concurrent sale of the Mortgage Loans by the Depositor to Provident Funding Mortgage Loan Trust 2003-1 (the “Trust”).  The Mortgage Loans will be serviced by Provident Funding Associates, L.P.(the “Servicer”) pursuant to the Pooling and Servicing Agreement, as defined below.  You have requested our opinion as to certain federal income tax consequences of the above-referenced transaction.

The Trust will be established pursuant to a pooling and servicing agreement, dated as of July 1, 2003 (the “Pooling and Servicing Agreement”), among the Depositor, the Seller, as Seller and servicer (in such capacity, the “Servicer”) and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”) and as custodian.  In exchange for the Mortgage Loans, the Trust will issue to the Depositor the Provident Funding Mortgage Loan Trust 2003-1 Mortgage Pass-Through Certificates, Series 2003-1, Class A, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class A-R and Class A-IO Certificates  (collectively, the “Certificates”).

The Depositor will sell the Class A, Class B-1, Class B-2 and Class B-3 Certificates (collectively, the “Underwritten Certificates”) to Greenwich Capital Markets, Inc. (“RBS GC” or the “Underwriter”) pursuant to an underwriting agreement dated July 18, 2003 (the “Underwriting Agreement”).  As partial consideration for the purchase of the Mortgage Loans, the Depositor will transfer the Class B-4, Class B-5 and Class B-6 Certificates (collectively, the “Private Certificates”) and the Class A-IO and Class A-R Certificates to PFA.

The Certificates will represent the entire undivided beneficial ownership interest in the assets of the Trust, which will include, among other things, the Mortgage Loans and any Accounts held by, on behalf of or for the benefit of, the Servicer.  Terms not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

(i)

The Prospectus dated June 23, 2003 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated July 18, 2003 (the “Prospectus Supplement”), in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the Base Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”).

(ii)

The Pooling and Servicing Agreement and the Loan Purchase Agreement (together with the Prospectus, the “Documents”).

(iii)

A specimen Certificate.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below.  Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents.  Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Depositor and of public officials and agencies.  We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Certificates.

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

(i)

The statements in the Base Prospectus under the headings “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” and “ERISA CONSIDERATIONS,” the statements in the Prospectus Supplement under the headings “SUMMARY OF TERMS—Material Federal Income Tax Consequences,” “—ERISA Considerations,” “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” “ERISA CONSIDERATIONS” and “LEGAL INVESTMENT CONSIDERATIONS” and the statements in the Memorandum under the headings “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS,” “ERISA CONSIDERATIONS” and “LEGAL INVESTMENT,” to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed;

(ii)

The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended, and neither the Trust nor the Depositor is required to be registered under the Investment Company Act of 1940, as amended;

(iii)

Assuming compliance with the Primary Agreements for federal income tax purposes, each of the REMICs created under the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of the Code.

We do not express any opinion as to any laws other than the federal tax law of the United States of America.

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on the Depositor or any member of the Depositor’s consolidated tax group.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.  This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.  This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein.  This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,

/s/ MCKEE NELSON LLP